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                                                                    Exhibit 4.19

                                   SCHEDULE 1

                               PERFORMANCE SHARES

1.   INTRODUCTION

     This Schedule 1 shall constitute the Protherics PLC Performance Share Plan (the "Performance Plan"). Under the Performance Plan, the Grantor may make conditional awards of Shares which will be designated as Performance Shares on the Date of Grant. The Rules of the Protherics PLC 2005 Long Term Incentive Plan (the "Plan") will apply to Performance Shares granted under the Performance Plan except as set out below.

2.   INTERPRETATION

     Performance Shares granted under this Schedule 1 are intended to comply with the requirements of section 409A of Title 26 of the United States Code (the "Internal Revenue Code"). In the event of any conflict between the Plan, the Performance Plan and the Internal Revenue Code, then the Performance Plan and the Internal Revenue Code shall prevail.

3.   OPERATION

     Under the Performance Plan, Options shall not be granted but, instead, selected Eligible Employees shall be awarded a right to receive Shares at the end of the Performance Period, subject to the satisfaction of any conditions imposed in accordance with Rule 2.2.

4.   DEFINITIONS

     Words used in the Performance Plan shall have the same meaning as in the Plan unless amended as stated below:

"AWARD" means a conditional right to acquire Shares granted under the Performance Plan;

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
"VESTING"                        means a Participant becoming entitled to have
                                 the Shares transferred to him subject to these
                                 Rules, and the terms "Vest" and "Vests" shall
                                 be construed accordingly;

"VESTING PERIOD"                 means the period of three years from the Date
                                 of Grant by reference to which the Grantor will
                                 determine whether the conditions imposed under
                                 Rule 2.3 have been fulfilled;

     the definitions of "Option" and "Option Period" shall be deleted, and any references thereto in the Rules shall be replaced by "Award" and "Vesting Period" respectively, and the Rules shall be interpreted accordingly; and

     the definition of "Option Price" shall be deleted and any references thereto in the Rules shall be disregarded accordingly.

5.   INTERPRETATION

     The terms "exercise" and "exercisable", where they appear in the Rules, should be read as "Vesting" or "Vests" as appropriate and the Rules shall be interpreted accordingly.

     The decision of the Grantor on the interpretation of the Rules or in any dispute relating to an Award or matter relating to the Performance plan will be final and conclusive.

6.   DEATH

     Rule 4.2 shall be amended so that if a Participant dies his Awards will Vest on the date of death subject to Rule 4.1.3 unless the Grantor decides otherwise.

7.   CESSATION OF OFFICE OR EMPLOYMENT

     Rule 4.3 shall be amended so that if a Participant ceases to hold office or employment with a Group Member as a result of exceptional circumstances as determined at the discretion of the Grantor, acting fairly and reasonably, an Award

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     will Vest on such cessation of office or employment, having regard to the extent that the conditions imposed under rule 2.3 have been met and to reflect the period during which the Participant continued to hold office or employment during the Performance Period, unless the Grantor determines otherwise.

8.   LAPSE

     To the extent that an Award does not vest following the occurrence of any of the events specified in Rules 4 and 5 it shall lapse.

9.   RESTRICTIONS ON VESTING

     No Award shall Vest at a time when such Vesting would not be in accordance with the Internal Revenue Code or any other applicable laws or regulations.

10.  TAKEOVER, RECONSTRUCTION AND WINDING-UP

     Rules 5.1 to 5.9 shall be replaced with the following:

     5.1 Subject to Rules 5.3, 5.4 and 5.6 below, if any person obtains Control of the Company as a result of making, either:

     5.1.1 a general offer to acquire the whole of the issued ordinary share capital of the Company (which is either unconditional or is made on a condition such that if it is satisfied the person making the offer will have Control of the Company); or

     5.1.2 a general offer to acquire all the shares in the Company which are of the same class as the Shares,

          (in either case disregarding any shares already owned by it or by any company associated with it), an Award shall Vest subject to Rule 5.10.

     5.2 For the purpose of this Rule 5 a person shall be deemed to have obtained Control of the Company if he and others acting in concert (as defined by the City Code on Take-overs and Mergers) with him have together obtained Control of it

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     5.3  If any person becomes bound or entitled to acquire Shares under
          Sections 428 to 430F of the Companies Act 1985 subject to Rules 5.6 and 5.10 an Award shall Vest on the day that such person becomes duly bound or entitled.

     5.4 Subject to Rule 5.6, when under Section 425 of the Companies Act 1985 a Court sanctions a compromise or arrangement proposed in connection with the acquisition of Shares an award shall Vest on the date of Court sanction.

          The Vesting of an Award under this Rule 5.4 shall be conditional on the Participant agreeing to transfer or otherwise deal with any Shares issued to him in order that he is placed in the same position (so far as possible) as would have been the case if such Shares had been subject to such compromise or arrangement.

     5.5 If notice is duly given of a resolution for the voluntary winding-up of the Company, the Company shall give notice thereof to all Participants and subject to Rule 5.10 an Award shall Vest upon the said resolution being duly passed.

     5.6 Awards shall not Vest pursuant to any of Rules 5.1, 5.3 or 5.4 above (where this occurs as a result of a company obtaining Control in the case of Rules 5.1 and 5.4 or as a result of a company becoming bound or entitled in accordance with Rule 5.3), any Participant may as soon as practicable after the relevant event, by agreement with the relevant company, release any Award which has not lapsed ("the Old Award") in consideration of the grant to him of an Award ("the New Award") which is equivalent to the Old Award but relates to shares in a different company (whether the company which has obtained Control of the Company itself or some other company).

     5.7 For the purposes of Rule 5.6 the provisions of the Performance Plan shall be construed as if:

     5.7.1 the New Award was an award granted under the Performance Plan at the same time as the Old Award;

     5.7.2 except for the purpose of the definition of "Participating Company" in Rule 1 and the reference to "the Company" in Rule 10.2, the reference to

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          Protherics PLC in the definition of "the Company" in Rule 1 were a reference to the different company mentioned in Rule 5.6;

     5.7.3 subject to Rule 5.7.4 any conditions specified pursuant to Rule 2.3 shall not apply; and

     5.7.4 where Rule 5.8 applies, any conditions specified pursuant to Rule 2.3 shall apply in their original form unless the Grantor determines in accordance with Rule 2.3.2 that it would be appropriate for such conditions to be varied or waived in full or in part.

     5.8 Rules 5.1, 5.3 and 5.4 above shall not apply but, instead, Awards shall be exchanged in accordance with Rule 5.6 where:

     5.8.1 the events form part of a scheme or arrangement whereby Control of the Company is obtained by another company ("the Acquiring Company");

     5.8.2 immediately after the Acquiring Company obtains Control, the issued equity share capital of the Acquiring Company is owned substantially by the same persons who were equity shareholders of the Company immediately prior to the Acquiring Company obtaining Control; and

     5.8.3 the Acquiring Company has agreed to grant new Awards in accordance with Rule 5.6 in consideration for the release of any Awards which have not lapsed.

     5.9 If the Company has been or will be affected by any demerger, dividend in specie, super dividend or other transaction which will adversely affect the current or future value of any Awards, the Grantor may, acting fairly, reasonably and objectively, allow all such Awards (but not some only) to Vest conditionally on such event happening. The Grantor will notify any Participant who is affected by this Rule.

11.  MANNER OF EXERCISE

     Rule 6 shall not apply except that in the event that any Tax Liability becomes due on the Vesting of an Award, the Participant will be deemed to have given irrevocable instructions to the Company's brokers (or any other person acceptable to the Company) for the sale of sufficient Shares acquired on the Vesting of the Award to

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     realise an amount equal to the Tax Liability and the payment of the Tax
     Liability to the Relevant Company, unless:

11.1 the Relevant Company is able to deduct an amount equal to the whole of the Tax Liability from the Participant's net pay for the relevant pay period; or

11.2 the Participant has paid to the Relevant Company an amount equal to the Tax Liability; or

11.3 the Grantor determines otherwise.

12.  ISSUE OR TRANSFER OF SHARES

     Rule 7 shall apply except to the extent that the Grantor will procure (subject to Rule 6) the allotment or transfer of the relevant number of Shares subject to the Award to the Participant within 30 days following the date on which the Award Vests.

13.  RIGHTS

     Notwithstanding Rule 8.2 of the Plan, Participants will not be entitled to any rights whatsoever attaching to the Shares subject to an Award until such time as the Award has Vested and full and unconditional title to the Shares is transferred to the Participant.